  Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Fiscal 2010 First Quarter Results

•	Strong balance sheet with 33.8% net debt to total capitalization; $4.9 million cash generated from operating activities

•	Global recession impacts sales: revenue down 21% to $119 million, including October 2008 Pfaff acquisition

•	Restructuring, facility consolidations and spending discipline help to offset impact of revenue decline: expected annual savings of $16 to $19 million

•	Net loss in first quarter was $2.4 million, $0.13 loss per diluted share; $0.06 income per diluted share on a non-GAAP basis

AMHERST, N.Y., July 23, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its first quarter of fiscal 2010 that ended on June 30, 2009.  Current quarter results include the Company’s Pfaff-silberblau (Pfaff) business which was acquired on October 1, 2008.

Net sales for the first quarter of fiscal 2010 were $119.0 million, including $17.6 million from the Pfaff business, down $32.2 million, or 21.3%, from the same period in the prior year, and down 32.9% excluding the Pfaff business.  Continued weakness in the global economy, combined with the tendency for the Company’s bookings to lag general industrial production and utilization trends by one to two quarters, caused the significant decline in revenue.  U.S. industrial capacity utilization, which the Company uses as a leading market indicator, was 64.7% in June 2009, down from 66.0% in March 2009 and 76.3% in June 2008.  Foreign currency translation also negatively impacted sales by approximately $4.1 million.

The Company reported a fiscal 2010 first quarter net loss of $2.4 million, or $0.13 per diluted share, compared with net income of $9.7 million, or $0.50 per diluted share, for the same period last year.  Restructuring charges of $5.8 million, associated with a broad reorganization combined with the consolidation of the Company’s North American hoist and rigging sales and marketing functions, were recorded during the first quarter of fiscal 2010.

On a non-GAAP basis excluding restructuring charges, first quarter 2010 net income from continuing operations was $1.1 million, or $0.06 per diluted share, compared with $11.8 million, or $0.61 per diluted share, in the same period of the year prior, summarized on the following table.

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

(in millions, except per diluted share data)

		Three Months Ended
	June 30, 2009			June 29, 2008
Net (loss) income	$(2.4)	$(0.13)	per share	$9.7	$0.50	per share
Restructuring charges, net of 38% tax	3.6	0.19		-	-
Discontinued operations	(0.1)	(0.01)		2.1	0.11
Non-GAAP net income	$1.1	$0.06	per share	$11.8	$0.61	per share

Timothy T. Tevens, President and Chief Executive Officer, commented, “As expected, our first quarter sales reflect the full impact of the decline in industrial activity around the world.  We are reducing our manufacturing footprint, improving efficiencies and implementing a new go-to-market strategy in our key North American hoist and rigging businesses to even better serve our customers.  Additionally, we have successfully reduced expenses across the board and are evaluating further adjustments as necessary.  This quarter reflected some of these activities, which we expect to drive approximately $7 million to $8 million in annualized cost savings, beginning in the second quarter.  In addition, another $9 million to $11 million in annualized savings is anticipated from the consolidation of our North American hoist and rigging manufacturing operations, beginning in the third and fourth quarters of this fiscal year.”

He added, “Our reorganization and consolidation activities go well beyond standard tactics applied in a declining sales environment.  We are implementing strategic changes that will greatly improve productivity, reduce our operating footprint and focus our sales and marketing activities.  We expect that we will be creating additional capacity and improving customer service, thereby enabling us to further increase market penetration and expand in emerging markets when the time is right.”

The results of operations of the Company’s former material handling conveyor systems business, Univeyor, are reflected as discontinued operations.  The Univeyor divestiture was announced on July 25, 2008.  Except where noted, Company financial results reported for the comparative prior periods reflect continuing operations.

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Decreased volume                                                      $(47.9)                       (31.7%)

Improved pricing                                                              2.2                           1.5%

Pfaff-silberblau acquisition                                           17.6                         11.6%

Foreign currency translation                                         (4.1)                        (2.7%)

Total                                                                             $ (32.2)                      (21.3%)

International sales, which included $17.6 million associated with the Pfaff acquisition, were $52.6 million, or 44% of total net sales, up $3.3 million, or approximately 6.6% from the first quarter of fiscal 2009.

Gross margin declined to 24.7% for the quarter compared with 32.1% in last year’s first quarter due mostly to lower volume in all markets and currently lower margins at Pfaff.

Selling expenses were $16.5 million, down 9.5%, or $1.7 million, when compared with the first quarter of fiscal 2009.  This reflects aggressive efforts to reduce or eliminate costs as well as lower commissions on lower sales volume, despite the addition of expenses associated with the Pfaff business and continued investments in emerging markets.  Additionally, foreign currency translation had a $0.8 million favorable impact on selling expenses.  As a percent of revenue, selling expenses were 13.8% on measurably lower sales compared with 12.0% in the same period last year.

General and administrative (G&A) expenses were $8.5 million in the first quarter of fiscal 2010, down 14.5%, from the previous fiscal year’s first quarter, as additional expenses associated with the Pfaff business and continuation of investments in new product development were more than offset by benefits from aggressive cost reduction activities.  Additionally, foreign currency translation had a $0.3 million favorable impact on G&A expense.  As a percent of revenue, G&A expenses were 7.1% for this year’s first quarter, compared with 6.5% for the same period last year, due to the decline in revenue.

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

Restructuring charges in the fiscal 2010 first quarter were $5.8 million and were primarily related to severance charges associated with broad reorganization combined with the consolidation of the Company’s North American hoist and rigging sales and marketing functions.  The Company expects restructuring charges for the full year to be in the range of $12.5 million to $13.5 million with the remaining charges more evenly dispersed through the remaining three quarters of the year.

Operating loss for the first quarter of fiscal 2010 was $1.8 million.  Excluding restructuring charges, non-GAAP operating income for the fiscal 2010 first quarter was $4.1 million compared with $20.4 million in the same period of the prior year.  The related non-GAAP operating margin excluding restructuring charges was 3.4% in the first quarter of fiscal 2010 compared with 13.5% in the first quarter of fiscal 2009, negatively impacted by the lower global sales volume and the inclusion of lower Pfaff margins.

Interest and debt expense increased 4.5% in this year’s first quarter due primarily to interest related to the debt assumed upon the acquisition of Pfaff.

The effective tax rate for the quarter was 41.9% compared with 35.6% for the prior year’s quarter, with the increase due to the mix of income or loss by taxing jurisdictions.  The Company expects the rate to be in the 41% to 42% range for fiscal 2010.

Working capital as a percentage of sales was 20.3% at the end of the first quarter of fiscal 2010 compared with 20.7% at the end of last fiscal year’s first quarter.  The decrease was primarily due to reduced inventory and lower receivables related to the decline in revenue.

Solid balance sheet; excellent liquidity and financial flexibility

Debt, net of cash, at June 30, 2009 was $95.3 million, or 33.8% of total capitalization, compared with $98.7 million, or 35.2% of total capitalization, at March 31, 2009, within the Company’s long-term goal of 30%, flexing to 50% to accommodate acquisitions.  Gross debt at the end of this year’s first quarter was $139.5 million, or 42.7% of total capitalization, compared with 43.1% of total capitalization, at March 31, 2009.  At the end of the first quarter, the Company had $44.2 million of cash on hand.  Availability on its $75 million line of credit was $66.1 million, with $8.9 million used for outstanding letters of credit.  The Company is in full compliance with the financial covenants under its credit agreement.

Cash provided by continuing operations in the first three months of fiscal 2010 was $4.9 million, or $0.26 per diluted share, compared with $12.0 million, or $0.63 per diluted share, during the first three months of fiscal 2009.  Columbus McKinnon continues to generate cash even with measurable declines in revenue and ongoing restructuring activities.

Capital expenditures for the first quarter of fiscal 2010 were $1.3 million compared with $2.1 million in the first quarter of fiscal 2009.  In general, capital spending, while being carefully monitored, is focused on new product development, the purchase of productivity-enhancing equipment, capital maintenance items at various facilities and some additional capital for the facility rationalization projects we have underway.  Accordingly, the Company anticipates capital spending for fiscal 2010 will be approximately $10 million to $12 million.

Mr. Tevens noted, “It is important that we continue to prudently invest in our future, even through this difficult industrial cycle.  We believe that product innovation, productivity enhancements and fixed cost reductions will drive our future performance.”

Outlook

Backlog was $68.6 million at the end of the first quarter of fiscal 2010 compared with backlog of $63.9 million from continuing operations at the end of the fiscal 2009 first quarter and $70.1 million at the end of the trailing fiscal 2009 fourth quarter.  The current year’s backlog includes $27.7 million associated with Pfaff, which more than offset declines in the organic business.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

Mr. Tevens commented, “Because our revenue tends to lag the general economy by a couple of quarters both on the downside and the upside, we have not realized any recovery related to the more positive recent economic news, although it appears as though the rate of decline has significantly slowed.   We are taking advantage of this global economic demise to redefine many of our operations, expanding our capabilities and reaching more directly into markets where our brands are very well respected.  We believe our strong position in U.S. markets and strengthened exposure to international markets, including Asia, will enable us to rebound from this recession with even greater success in the market than we have had historically.”

He concluded, “We expect that as the full force of our reorganization takes effect by the fourth quarter of fiscal 2010, we should be able to achieve our goal of operating margins in the higher end of the single digit range on measurably lower sales.  In the meantime, we expect we will continue to generate cash as well as return to profitability.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for July 23, 2009 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon First Quarter Fiscal 2010 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until August 23, 2009 by dialing 1-866-511-5002 or the toll number for parties outside the United States and Canada, 1-203-369-1952.  Alternatively, you may access an archive of the call and its transcript until September 23, 2009 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	June 30, 2009	June 29, 2008	Change

Net sales	$119,008	$151,164	-21.3%
Cost of products sold	89,578	102,639	-12.7%
Gross profit	29,430	48,525	-39.4%
Gross profit margin	24.7%	32.1%
Selling expense	16,477	18,202	-9.5%
General and administrative expense	8,461	9,901	-14.5%
Restructuring charges	5,838	-	-
Amortization	440	27	1529.6%
(Loss) income from operations	(1,786)	20,395	-108.8%
Operating margin	-1.5%	13.5%
Interest and debt expense	3,337	3,193	4.5%
Investment income	(319)	(291)	9.6%
Foreign currency exchange (gain) loss	(408)	50	-916.0%
Other income	(41)	(822)	-95.0%
(Loss) income from continuing operations before
income tax expense	(4,355)	18,265	-123.8%
Income tax (benefit) expense	(1,824)	6,499	-128.1%
(Loss) income from continuing operations	(2,531)	11,766	-121.5%
Income (loss) from discontinued operations, net of tax	133	(2,096)	-106.3%
Net (loss) income	$(2,398)	$9,670	-124.8%

Average basic shares outstanding	18,915	18,819	0.5%
Basic (loss) income per share:
Continuing operations	$(0.14)	$0.62	-122.6%
Discontinued operations	0.01	(0.11)
Net (loss) income	$(0.13)	$0.51	-125.5%

Average diluted shares outstanding	18,915	19,222	-1.6%
Diluted (loss) income per share:
Continuing operations	$(0.14)	$0.61	-123.0%
Discontinued operations	0.01	(0.11)
Net (loss) income	$(0.13)	$0.50	-126.0%

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	June 30, 2009	March 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$44,198	$39,236
Trade accounts receivable	73,309	80,168
Inventories	94,943	100,621
Prepaid expenses	21,076	18,115
Total current assets	233,526	238,140

Net property, plant, and equipment	61,913	62,102
Goodwill and other intangibles, net	127,800	125,080
Marketable securities	30,589	28,828
Deferred taxes on income	31,695	32,521
Other assets	5,583	4,993
Total assets	$491,106	$491,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$6,327	$4,787
Trade accounts payable	25,171	33,298
Accrued liabilities	43,589	50,443
Restructuring reserve	3,995	1,302
Current portion of long-term debt	1,182	1,171
Total current liabilities	80,264	91,001

Senior debt, less current portion	7,086	7,073
Subordinated debt	124,855	124,855
Other non-current liabilities	92,013	86,881
Total liabilities	304,218	309,810

Shareholders’ equity:
Common stock	190	190
Additional paid-in capital	180,979	180,327
Retained earnings	39,493	41,891
ESOP debt guarantee	(2,193)	(2,309)
Accumulated other comprehensive loss	(31,581)	(38,245)
Total shareholders’ equity	186,888	181,854
Total liabilities and shareholders’ equity	$491,106	$491,664

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Three Months Ended
	June 30, 2009	June 28, 2008

Operating activities:
Net (loss) income	$(2,398)	$9,670
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss from discontinued operations	(133)	2,096
Depreciation and amortization	3,059	2,172
Deferred income taxes	(1,534)	1,180
Gain on sale of investments/real estate	(49)	(48)
Stock option expense	501	408
Amortization/write-off of deferred financing costs	148	133
Changes in operating assets and liabilities:
Trade accounts receivable	7,163	247
Inventories	6,434	(4,613)
Prepaid expenses	(556)	(1,236)
Other assets	(584)	1,244
Trade accounts payable	(8,069)	(551)
Accrued and non-current liabilities	889	1,347
Net cash provided by operating activities from continuing operations	4,871	12,049
Net cash used by operating activities from discontinued operations	-	(2,218)
Net cash provided by operating activities	4,871	9,831

Investing activities:
Purchase of marketable securities, net	(987)	(497)
Capital expenditures	(1,250)	(2,118)
Net cash used by investing activities from continuing operations	(2,237)	(2,615)
Net cash provided by investing activities from discontinued operations	133	139
Net cash used by investing activities	(2,104)	(2,476)

Financing activities:
Proceeds from stock options exercised	176	221
Net borrowings (payments) under revolving line-of-credit agreements	1,552	(8)
Repayment of debt	-	(74)
Other	(72)	317
Net cash provided by financing activities from continuing operations	1,656	456
Net cash provided by financing activities from discontinued operations	-	579
Net cash provided by financing activities	1,656	1,035

Effect of exchange rate changes on cash	539	450

Net change in cash and cash equivalents	4,962	8,840
Cash and cash equivalents at beginning of year	39,236	75,994
Cash and cash equivalents at end of period	$44,198	$84,834

Columbus McKinnon Reports Fiscal 2010 First Quarter Results
July 23, 2009

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

		June 30, 2009		June 29, 2008		March 31, 2009

Backlog (in millions)		$68.6		$63.9		$70.1

Trade accounts receivable
days sales outstanding		56.1	days	56.4	days	53.7	days

Inventory turns per year
(based on cost of products sold)		3.8	turns	4.6	turns	4.0	turns
Days' inventory		96.7	days	79.2	days	90.9	days

Trade accounts payable
days payables outstanding		25.6	days	30.7	days	30.0	days

Working capital as a % of sales		20.3%		20.7%		18.8%

Debt to total capitalization percentage		42.7%		30.3%		43.1%
Debt, net of cash, to total capitalization		33.8%		13.6%		35.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY10	63	64	60	63	250

FY09	63	63	60	65	251

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